Craftclick.com, Inc.
[A Development Stage Company]
Pro Forma Condensed Consolidated Financial Statements
March 31, 2001

Craftclick.com, Inc.
[A Development Stage Company]
Pro Forma Condensed Consolidated Financial Statements

In April, 2001, the Company reorganized pursuant to a Plan of Merger wherein the Company’s domicile was changed from Utah to Delaware, and the Company’s common stock was reverse split on the basis of 1 new share for every 100 shares outstanding.

As a result of the Merger and reverse split the Company is authorized to issue 55,035,425 shares of capital stock consisting of 50,000,000 shares of common stock, par value $0.001 per share, 5,000,000 shares of preferred stock, par value $0.001 per share, and 35,425 shares of Series A convertible preferred stock, par value $0.001 per share. The holders of common stock have traditional rights as to voting, dividends and liquidation. All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and does not carry any subscription or conversion rights. In the event of liquidation, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and payments to any series of preferred stock.

In April, 2001, the 1,000 Class C Preferred shares were converted to 6,877,678 shares of common stock (see Note 5).

On June 6, 2001, the Company and Mobilepro Corp., a Delaware corporation (“Mobilepro”), entered into another Agreement and Plan of Merger dated as of June 1, 2001 (‘Merger Agreement”). Under the Merger Agreement Mobilepro merged with and into CraftClick, with CraftClick being the surviving corporation and the certificate of incorporation and bylaws of CraftClick being the constituent documents of the surviving corporation. The transaction was a “reverse” acquisition on a purchase basis. In connection with the Merger, CraftClick issued to an aggregate of 8,227,663 shares of common stock representing approximately 55% of post split 14,907,196 issued and outstanding shares of common stock of CraftClick immediately after the Merger.

The Pro Forma financial statements reflect all of the transactions contemplated by these Plans.

The following unaudited consolidated pro forma financial statements of the Company present the unaudited consolidated balance sheet as of March 31, 2001, the unaudited Condensed Consolidated Statement of Operations for the Years Ended March 31, 2001 and 2000, and the unaudited Condensed Consolidated Statement of Operations for the three months ended June 30, 2001.

The pro forma adjustments represent, in the opinion of management, all adjustments necessary to present the Company’s consolidated pro forma financial statements in accordance with Article 11 of SEC Regulation S-X, based upon available information and certain assumptions considered reasonable under the circumstances.

The unaudited consolidated pro forma financial statements presented herein does not purport to present what the Company’s consolidated financials would actually have been had the events leading to the pro forma adjustments in fact occurred on the date or at the beginning of the period indicated or to project the Company’s consolidated financials for any future date or period.

The unaudited consolidated pro forma financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto and management’s discussion and analysis thereof, included in the Company’s annual statements together.

Craftclick.com, Inc.
[A Development Stage Company]
Pro Forma Condensed Consolidated Balance Sheet
March 31, 2001
(Unaudited)

					Pro Forma
					Giving Effect to
					Reorganization as
	Craftclick.com	Mobilepro Corp.	Adjustments		of March 31, 2001

ASSETS
Current Assets:
Cash — Note 1	$27	$67	$		$94
Total Current Assets	27	67			94
TOTAL ASSETS	$27	$67	$		$94
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$30,820	$96,551			$127,371
Accrued Liabilities	5,000	50,000			55,000
Convertible debt	0	50,000			50,000
Accrued Compensation	0	218,750			218,750
Total Current Liabilities	35,820	415,301		0	451,121
Stockholders’ Equity:
Preferred Stock	140	0		(105)	35
Capital Stock	48,805	11,716		(45,614)	14,907
Additional Paid-in Capital	8,394,742	582,243		(8,433,761)	543,224
Accumulated Deficit	(8,479,480)	(1,009,193)		8,479,480	(1,009,193)
Total Stockholders’ Equity	(35,793)	(415,234)		0	(451,027)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27	$67		$0	$94

Craftclick.com, Inc.
[A Development Stage Company]
Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended March 31, 2001

		For the year		Pro Forma
	For the year	ended 3/31/01		Giving Effect to
	ended 3/31/01	Mobilepro		Reorganization for
	Craftclick.com	Corp.	Adjustments	year ended 3/31/01

Revenues	$725,378	$0		$725,378
Cost of Sales	(495,633)	0		(495,633)
General and Administrative
Expenses	(3,715,293)	(1,009,193)		(4,724,486)
Operating Loss	(3,485,548)	(1,009,193)		(4,494,741)
Other income/expense	(2,145,152)	0		(2,145,152)
Net Loss Before Income Taxes	(5,630,700)	(1,009,193)		(6,639,893)
Current Year Provision for Income Taxes	-0-	-0-		-0-
Net Loss	$(5,630,700)	$(1,009,193)		$(6,639,893)
Loss Per Share	$(20.26)	$(0.09)		$(0.78)
Average Shares Outstanding	277,925	11,660,065	(3,432,402)	8,505,588

Craftclick.com, Inc.
[A Development Stage Company]
Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended March 31, 2000

		For the year		Pro Forma
	For the year	ended 3/31/00		Giving Effect to
	ended 3/31/00	Mobilepro		Reorganization for
	Craftclick.com	Corp.	Adjustments	year ended 3/31/00

Revenues	$154,986	$0		$154,986
Cost of Sales	(103,216)	0		(103,216)
General and Administrative Expenses	(2,903,800)	0		(2,903,800)
Operating Loss	(2,852,030)	0		(2,852,030)
Other income/expense	13,167	0		13,167
Net Loss Before Income Taxes	(2,838,863)	0		(2,838,863)
Current Year Provision for Income Taxes	0	0		0
Net Loss	$(2,838,863)	$0		$(2,838,863)
Loss Per Share	$(2.16)	$0.00		$(2.16)
Average Shares Outstanding	1,316,345	0		1,316,345

Craftclick.com, Inc.
[A Development Stage Company]
Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended June 30, 2001

		For the three		Pro Forma
	For the three	months ended		Giving Effect to
	months ended	6/30/01		Reorganization for
	6/30/01	Mobilepro		three months ended
	Craftclick.com	Corp.	Adjustments	6/30/01

Revenues	$0	$0		$0
Cost of Sales	0	0		0
General and Administrative
Expenses	(2,917)	(455,655)		(458,572)
Operating Loss	(2,917)	(455,655)		(458,572)
Other income/expense	0	0		0
Net Loss Before Income Taxes	(2,917)	(455,655)		(458,572)
Current Year Provision for Income Taxes	0	0		0
Net Loss	$(2,917)	$(455,655)		$(458,572)
Loss Per Share	$0.00	$(0.04)		$(0.03)
Average Shares Outstanding	13,311,698	11,660,065		13,311,698

Craftclick.com, Inc.
[A Development Stage Company]
Pro Forma Condensed Consolidated Financial Statements
March 31, 2001

NOTE 1 —	BASIS OF ORGANIZATION

Mobilepro merged with and into CraftClick, with CraftClick being the surviving corporation and the certificate of incorporation and bylaws of CraftClick being the constituent documents of the surviving corporation. The transaction was a “reverse” acquisition on a purchase basis. The transaction was accounted for as a recapitalization.

NOTE 2 —	The pro forma adjustments to the consolidated balance sheet include the eliminating intercompany consolidation entries.